Exhibit 1(c)

AMENDMENT TO THE

AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

OF

ABRDN INCOME CREDIT STRATEGIES FUND

This Amendment dated October 20, 2023 (the “Amendment”) to the AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST, as amended and restated on December 9, 2010, of the abrdn Income Credit Strategies Fund (the “Trust”) is made by the Trustees hereunder.

WITNESSETH THAT:

IT IS RESOLVED, that Section 7.05 of the Amended and Restated Agreement and Declaration of Trust is restated in its entirety as follows, effective immediately:

Section 7.05. Quorum and Required Vote. The presence in person or by proxy of one-third (1/3) of the Shares entitled to vote which, for the avoidance of doubt, will include Shares held by brokers who provide votes and/or nonvotes as to all matters, shall be a quorum for the transaction of business at a meeting of Shareholders; provided that the By-Laws may specify a lower quorum. Any meeting of Shareholders, whether or not a quorum is present, may be adjourned one or more times for any lawful purpose by the Chairman, the Trustees (or their designees) or a majority of the votes properly cast upon the question of adjourning a meeting. Any adjourned session or sessions may be held as adjourned one or more times without further notice not later than 150 days after the record date. A Required Shareholder Vote (or such other vote specified herein) at a meeting at which a quorum is present shall decide any question.

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IN WITNESS WHEREOF, the undersigned Trustees have set their hand and seal, for themselves and their assigns, unto this Amendment to the Amended and Restated Declaration of Trust of abrdn Income Credit Strategies Fund, all as of the day and year first above written. This Amendment to the Agreement and Declaration of Trust may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

/s/ John Sievwright
John Sievwright

/s/ P. Gerald Malone
P. Gerald Malone

/s/ Randolph Takian
Randolph Takian

/s/ Nancy Yao
Nancy Yao

/s/ Stephen Bird
Stephen Bird